Exhibit 2.8

AGREEMENT AND PLAN OF MERGER
dated as of June 27, 2000
among
YAHOO! INC.,
HERMES ACQUISITION CORPORATION
and
EGROUPS, INC.

i

SECTION 11.4	COUNTERPARTS	41
SECTION 11.5	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES
SECTION 11.6	GOVERNING LAW	41
SECTION 11.7	ASSIGNMENT	42
SECTION 11.8	AMENDMENT	42
SECTION 11.9	EXTENSION; WAIVER	42
SECTION 11.10	SPECIFIC PERFORMANCE	42
SECTION 11.11	SEVERABILITY	42

EXHIBITS
EXHIBIT A	—	VOTING AGREEMENT
EXHIBIT B	—	NONCOMPETITION AGREEMENT
EXHIBIT C	—	STOCKHOLDERS AGREEMENT
EXHIBIT D	—	AFFILIATE AGREEMENT
EXHIBIT E	—	ESCROW AGREEMENT
EXHIBIT F	—	SUBJECT MATTER OF OPINION OF COUNSEL TO TARGET
EXHIBIT G-1	—	ACQUIROR TAX CERTIFICATE
EXHIBIT G-2	—	TARGET TAX CERTIFICATE
EXHIBIT H	—	SUBJECT MATTER OF OPINION OF COUNSEL TO ACQUIROR

v

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2000 (this "Agreement"), is entered into by and among Yahoo! Inc., a Delaware corporation ("Acquiror"), Hermes Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Sub"), and eGroups, Inc., a Delaware corporation ("Target").

RECITALS

    A.  The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and their respective stockholders that Acquiror and Target combine their respective businesses in order to advance the long-term business interests of Acquiror and Target;

    B.  The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly owned subsidiary of Acquiror and the stockholders of Target will become stockholders of Acquiror (the "Merger");

    C.  For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    D.  For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction;

    E.  As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain Target stockholders holding no less than 51% of the issued and outstanding Preferred Stock of Target and no less than 51% of the issued and outstanding Common Stock of Target, have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A (the "Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to vote their shares of Target capital stock in favor of the Merger and to grant Acquiror irrevocable proxies to vote such shares;

    F.  As a further condition and inducement to Acquiror's willingness to enter into this Agreement, certain employees of Target who are also stockholders of Target have, concurrently with the execution of this Agreement, executed and delivered Noncompetition Agreements in the form attached hereto as Exhibit B (the "Noncompetition Agreements"), which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below).

    G.  As a further condition and inducement to Acquiror's willingness to enter into this Agreement, certain stockholders of Target have executed and delivered to Acquiror Stockholders Agreements in the form attached hereto as Exhibit C (the "Stockholders Agreements") and Affiliate Agreements in the form attached hereto as Exhibit D (the "Affiliate Agreements").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

    Section 1.1  Effective Time of the Merger.

      (a) Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporation Law ("Delaware Law") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2).

      (b) The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    Section 1.2  Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date (the "Closing Date") to be specified by Acquiror and Target, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, at the offices of Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California unless another date, time or place is agreed to in writing by Acquiror and Target.

    Section 1.3  Effects of the Merger.

      (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the "Constituent Corporations" and Target following consummation of the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

      (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

    Section 1.4  Directors and Officers. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

    Section 2.1  Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Target or capital stock of Sub:

      (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

      (b) Cancellation of Acquiror-Owned and Target-Owned Stock. Any shares of Series A Preferred Stock, $0.001 par value, Series B Preferred Stock, $0.001 par value, Series C Preferred Stock, $0.001 par value, and Series D Preferred Stock, $0.001 par value, of Target (taken together, the "Target Preferred Stock"), or shares of Common Stock, $0.001 par value, of Target ("Target Common Stock"), that are owned by Acquiror, Sub, Target or any other direct or indirect wholly-owned Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. As used in this Agreement, the word "Subsidiary" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      (c) Exchange Ratio.

         (i) Subject to Sections 2.2 and 2.4, each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a fraction of a fully paid and nonassessable share of Acquiror Common Stock (as defined in Section 4.2) equal to the "Exchange Ratio", as defined in and determined in accordance with the provisions of this Section 2.1(c). All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.4. The number of shares of Acquiror Common Stock to be issued to each Target stockholder shall be determined by multiplying (1) the number of shares of Target Common Stock held by such stockholder (or which will be held by such stockholder upon the conversion of its shares of Target Preferred Stock into Target Common Stock in accordance with the Target Certificate of Incorporation immediately prior to the Effective Time) by (2) the Exchange Ratio, rounded up to the nearest whole share.

        (ii) For purposes of this Agreement, the term "Total Consideration Shares" shall be deemed to mean the quotient obtained by dividing (x) the result obtained by subtracting from $450,000,000 (I) the Aggregate Transaction Expenses (as defined in Section 8.2(r) hereof), (II) any cash amounts or other value transfers in excess of $8,644,000 paid or payable by Target in connection with or as a result of the termination of lease agreement dated April 12, 2000 between Target and TST 555/575 Market, L.L.C. (the "Landlord") relating to Target's proposed premises at 555 Market Street in San Francisco, California (the "555 Market Street Lease Agreement") and (III) any cash amounts or other value transfers paid or payable by Target in connection with or as a result of Target's entering into a Qualified Sublease (as defined below) (other than the remitting to the Landlord of a portion of any net profits realized by Target in connection with the subleasing arrangement pursuant to the terms of the 555 Market Street Lease Agreement), by (y) $131.26667 (the "Average Stock Price"). The "Exchange Ratio" shall be equal to the quotient determined by dividing (x) the Total Consideration Shares, by (y) the sum of (A) the number of shares of Target Common Stock issued and outstanding as of the Effective Time, plus (B) the number of shares of Target Common Stock subject to issuance upon the exercise in full of all Target Options issued and outstanding immediately prior to the Effective Time, whether vested or unvested, plus (C) the number of shares of Target Common Stock issuable upon the conversion of all issued and outstanding shares of Target Preferred Stock immediately prior to the Effective Time. In no event will the total number of shares of Acquiror Common Stock issuable by Acquiror pursuant to the Merger (including shares of Acquiror Common Stock issuable upon exercise of Target Options assumed by Acquiror in the Merger) exceed the Total Consideration Shares. A schedule setting forth the allocation of the Total Consideration Shares among each holder of Target Common Stock, Target Preferred Stock and Target Options based upon the capitalization of Target as of the Effective Time will be prepared by Target and delivered to Acquiror prior to the Closing Date. For purposes of this Agreement, the term "Qualified Sublease" shall refer to one or more subleases covering, when taken together, the entire premises leased by Target under the 555 Market Street Lease Agreement that may be entered into by Target prior to the Effective Time with one or more subtenants, each of which shall be satisfactory to Acquiror in its reasonable discretion, on terms and conditions that shall be satisfactory to Acquiror in its reasonable discretion (which shall include a minimum lease term of at least five years for each of the subleases and shall include terms to the net effect that Target shall not be obligated to make any payments or other value transfers to any party in connection with the subleasing arrangement (other than the remitting to the Landlord of a portion of any net profits realized by Target in connection with the subleasing arrangement pursuant to the terms of the 555 Market Street Lease Agreement).

        (iii) If, on or after the date of this Agreement and prior to the Effective Time, the outstanding shares of Acquiror Common Stock or Target capital stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted. The Exchange Ratio shall not change as a result of fluctuations in the market price of Acquiror Common Stock between the date of this Agreement and the Effective Time.

      (d) Target Stock Options. At the Effective Time, all then outstanding options, whether vested or unvested ("Target Options"), to purchase Target Common Stock issued under Target's stock option plans identified in Section 3.2(a) will be assumed by Acquiror in accordance with Section 6.4.

      (e) Restricted Shares. Any shares of Target Common Stock that are subject to repurchase by Target in the event the holder thereof ceases to be employed by Target ("Target Restricted Shares") shall be converted into Acquiror Common Stock on the same basis as provided in subsection (c) above and shall be registered in such holder's name, but shall be held by the Surviving Corporation or Acquiror pursuant to the existing agreements in effect on the date of this Agreement. At the Effective Time, Target shall assign all of its rights under such existing agreements to Acquiror. Holders of the Target Restricted Shares, together with a summary of the vesting schedules for such shares, are identified on Schedule 2.1(e) of the Target Disclosure Schedule.

    Section 2.2  Escrow Agreement. At the Effective Time or such later time as determined in accordance with Section 2.3(b), Acquiror will, on behalf of the holders of Target Common Stock and Target Preferred Stock, deposit in escrow certificates representing ten percent (10%) of the Total Consideration Shares allocable to Target Common Stock and Target Preferred Stock in the Merger. Such shares shall be held in escrow on behalf of the persons who are the holders of Target Common Stock or Target Preferred Stock in the Merger immediately prior to the Effective Time (the "Former Target Stockholders"), in accordance with the portion of Total Consideration Shares allocable to each such Former Target Stockholder based upon the Exchange Ratios ("Pro Rata Portion"). Such shares (collectively, the "Escrow Shares") shall be held and applied pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be executed pursuant to Section 7.6. All calculations to determine the number of Escrow Shares to be delivered by each stockholder of the Company into escrow as aforesaid shall be rounded down to the nearest whole share.

    Section 2.3  Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has exercised such holder's appraisal rights in accordance with Section 262 of Delaware Law or, to the extent applicable, Chapter 13 of the California General Corporation Law (the "California Law"), and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Delaware Law or California Law, as the case may be.

      (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock or Target Preferred Stock who demands his appraisal rights with respect to such shares under Section 2.1 shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law or California Law, as the case may be, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror

  Common Stock as provided in Section 2.1(c) upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his right to receive payment for the fair market value of such shares after the Effective Time, then, at such time Acquiror will deposit in the escrow created pursuant to the Escrow Agreement additional certificates representing such holder's Pro Rata Portion of the Escrow Shares.

      (c) Target shall give Acquiror (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Target pursuant to Section 262 of Delaware Law or Chapter 13 of California Law, as the case may be, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, as the case may be, and received by the Target and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for appraisal rights under Delaware Law or California Law, as the case may be. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for appraisal rights with respect to Target Common Stock or Target Preferred Stock or offer to settle or compromise any such demands.

    Section 2.4  Exchange of Certificates.

      (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("Certificates") which represented shares of Target Common Stock or Target Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Acquiror (or at Acquiror's option, an exchange agent to be appointed by Acquiror), and receive promptly in exchange for all Certificates held by such holder a certificate representing the number of whole shares of Acquiror Common Stock (other than the Escrow Shares) into which the Target Common Stock or Target Preferred Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Acquiror. Until surrendered, each outstanding Certificate, which prior to the Effective Time represented shares of Target Common Stock or Target Preferred Stock, shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Target Common Stock have been converted but shall, subject to applicable appraisal rights under Delaware Law and Section 2.3, have no other rights. Subject to applicable appraisal rights under Delaware Law and Section 2.3, from and after the Effective Time, the holders of shares of Target Common Stock and Target Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock into which such shares of Target Common Stock or Target Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Target of shares of Target Common Stock and Target Preferred Stock outstanding immediately prior to the Effective Time.

      (b) If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Acquiror nor Target shall be liable to a holder of shares of Target Common Stock or Target Preferred Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of Article II of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common

  Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement. The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement or bond against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

    Section 2.5  Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

    Section 2.6  Tax and Accounting Consequences.

      (a) It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      (b) It is intended by the parties hereto that the Merger shall qualify for financial accounting treatment as a pooling of interests.

  ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF TARGET

    Target represents and warrants to Acquiror and Sub that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule delivered by Target to Acquiror on or before the date of this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

    Section 3.1  Organization of Target and its Subsidiaries.

      (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations (a "Material Adverse Effect") of Target. Schedule 3.1(a) of the Target Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Target and a true and complete list of all states in which Target maintains any employees. Schedule 3.1(a) of the Target Disclosure Schedule also contains a true and complete list of all states in which Target is duly qualified or licensed to transact business as a foreign corporation.

      (b) Each Subsidiary of Target is identified on Schedule 3.1(b) of the Target Disclosure Schedule together with a listing of the jurisdiction in which each such Subsidiary is organized. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect on Target.

    Section 3.2  Target Capital Structure.

      (a) The authorized capital stock of Target consists of 43,000,000 shares of Target Common Stock and 17,500,000 shares of Preferred Stock, of which 1,620,000 shares are designated as Series A Preferred Stock, 3,600,000 shares are designated as Series B Preferred Stock, 7,280,811 shares are designated Series C Preferred Stock and 4,655,000 shares are designated Series D Preferred Stock. As of the date of this Agreement, there are (i) 16,252,601 shares of Target Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and 7,574,369 of which are subject to repurchase rights, (ii) 1,620,000 shares of Series A Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Target Common Stock, (iii) 3,556,772 shares of Series B Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Target Common Stock, (iv) 7,280,811 shares of Series C Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Target Common Stock, (v) 4,519,133 shares of Series D Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Target Common Stock, (vi) warrants to purchase up to 8,330 shares of Series B Preferred Stock (the "Series B Warrants"), (vii) warrants to purchase up to 100,000 shares of Series D Preferred Stock (collectively with the Series B Warrants, the "Target Warrants"); (viii) 16,976,716 shares of Target Common Stock reserved for future issuance upon conversion of the Target Preferred Stock; (ix) 1,951,110 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding as of the date of this Agreement under the Target 1998 Stock Option Plan; (x) no shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding as of the date of this Agreement under the Target 2000 Stock Option Plan; and (xi) 932,625 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding as of the date of this Agreement under the ONElist Stock Option Plan. The Target 1998 Stock Option Plan, the Target 2000 Stock Option Plan and the ONElist Stock Option Plan are collectively referred to herein as the "Target Stock Option Plans." The issued and outstanding shares of Target Common Stock and of Target Preferred Stock are held of record by the stockholders of Target as set forth and identified on Schedule 3.2(a) of the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders identified on, in the amounts, with exercise prices and subject to the vesting schedules set forth on, Schedule 3.2(a) of the Target Disclosure Schedule. The issued and outstanding Target Warrants are held of record by the warrantholders as set forth and identified on Schedule 3.2(a) of the Target Disclosure Schedule. All shares of Target Common Stock and Target Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions (including payment) specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All shares of Target Common Stock subject to issuance upon the exercise of Target Options and Target Warrants, upon issuance on the terms and conditions (including payment) specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Target Common Stock, Target Preferred Stock and outstanding Target Options and Target Warrants (collectively "Target Securities") were issued in compliance with applicable federal and state securities laws. There are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock or Target Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. An updated Schedule 3.2(a) reflecting changes permitted by this Agreement in the capitalization of Target between the date hereof and the Effective Time shall be delivered by Target to Acquiror on the Closing Date.

      (b) Except as set forth in this Section 3.2, there are no equity securities of any class or series of Target, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in the Target Disclosure Schedule, Target is not in active discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Target equity that has not been issued or committed to prior to the date of this Agreement. Except as provided in this Agreement and the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Target.

      (c) All Target Options have been issued in accordance with the terms of the Target Option Plans and pursuant to the standard forms of option agreement previously provided to Acquiror or its representatives. Except for such adjustments as are contemplated by Section 6.4, no Target Option will by its terms require an adjustment in connection with the Merger. Neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents, nor any action taken or to be taken by Target in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any additional benefits for any optionee under any Target Option; or (iii) the inability of Acquiror after the Effective Time to exercise any right or benefit held by Target prior to the Effective Time with respect to any Target Option assumed by Acquiror, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Acquiror of Target Options in accordance with Section 6.5 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of the Target Plan or any agreement entered into pursuant to such plan.

      (d) Schedule 3.2(d) of the Target Disclosure Schedule sets forth a listing of the number of equity securities held by Target in each of the Subsidiaries identified on Schedule 3.1(b) of the Target Disclosure Schedule, the percentage of all outstanding equity securities for such Subsidiary represented by the securities held by Target and a summary of all outstanding options or similar arrangements to acquire equity securities of such Subsidiaries. The issued and outstanding options to acquire shares of the capital stock of eGroups Japan KK are held of record by the option holders identified on, in the amounts, with exercise prices and subject to the vesting schedules set forth on, Schedule 3.2(d) of the Target Disclosure Schedule. Except as set forth on such Schedule, there are no equity securities of any class or series of any of such Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth on such Schedule, there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which any such Subsidiary is a party or by which it is bound obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of any such Subsidiary or obligating any such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. None of such Subsidiaries is in active discussion, formal or informal, with any person or entity regarding the issuance of any form of additional equity of such Subsidiary that has not been issued or committed to prior to the date of this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of any such Subsidiary.

    Section 3.3  Authority; No Conflict; Required Filings and Consents.

      (a) Target has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders under the provisions of Delaware Law and Target's Certificate of Incorporation. The affirmative vote of (i) the holders of a majority of the shares of Target Common Stock and Target Preferred Stock, voting together as a single class (on an as-converted basis), that are issued and outstanding on the record date for the Target Stockholders Meeting contemplated by Section 5.2 or on the first date on which a signed written consent of a Target stockholder approving the principal terms of this Agreement and the Merger is received by the Secretary of Target, as the case may be, and (ii) the holders of a majority of the shares of Target Preferred Stock that are issued and outstanding on the record date for the Target Stockholders Meeting contemplated by Section 5.2 or on the first date on which a signed written consent of a Target stockholder approving the principal terms of this Agreement and the Merger is received by the Secretary of Target, as the case may be, are the only approvals of the stockholders of Target required in connection with the Merger and the approval of the principal terms of this Agreement. This Agreement has been and such Transaction Documents have been or, to the extent not executed by Target as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party, when executed and delivered by Target, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Target, enforceable against Target in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, "Transaction Documents" means all documents or agreements required to be delivered by any party under this Agreement including the Certificate of Merger, the Escrow Agreement, the Voting Agreements, the Stockholders Agreements, the Affiliate Agreements, the Noncompetition Agreements and the Releases.

      (b) The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not reasonably be expected to have a Material Adverse Effect on Target.

      (c) None of the execution and delivery by Target of this Agreement or of any other Transaction Document to which Target is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as may be required under applicable Antitrust Laws (as defined in Section 7.3(b)), and (iv) such other consents, authorizations, filings, approvals and registrations which are listed on the Target Disclosure Schedule or which, if not obtained or made, could be expected to have a Material Adverse Effect on Target.

    Section 3.4  Financial Statements; Absence of Undisclosed Liabilities.

      (a) Target has delivered to Acquiror copies of Target's unaudited consolidated balance sheet as of April 30, 2000 (the "Most Recent Balance Sheet") and the related unaudited consolidated statements of operations, stockholders' equity and cash flow for the three month period then ended (together with the Most Recent Balance Sheet, the "Target Interim Financials") and Target's audited consolidated balance sheet as of July 31, 1999 and January 31, 2000, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended July 31, 1999 and the six months ended January 31, 2000, respectively (collectively, the "Target Financial Statements").

      (b) Other than as set forth on Schedule 3.4 of the Target Disclosure Schedule, the Target Financial Statements are in accordance with the books and records of Target and present fairly in all material respects, subject to adjustments approved by both Acquiror and Target, the financial position, results of operations and cash flows of Target as of their historical dates and for the periods indicated. The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The reserves, if any, reflected on the Target Financial Statements are adequate in light of the contingencies with respect to which they were made.

      (c) Target has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business and are not material both individually and in the aggregate to Target or its business.

    Section 3.5  Tax Matters.

      (a) For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

         (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

        (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      (b) All Returns required to be filed prior to the date hereof by or on behalf of Target have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of Target under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet. Target has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

      (c) The amount of Target's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

      (d) Acquiror has been furnished by Target with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Target for all periods since the inception of Target. Target does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Acquiror.

      (e) The Returns of or including Target have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Target's knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Target has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Target is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws.

      (f)  Except as may be required as a result of the Merger, Target and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period

  (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

      (g) Target is not, nor has it ever been, a party to any tax sharing agreement.

      (h) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Acquiror is not required to withhold tax by reason of Section 1445 of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Target has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. Target is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Target is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

    Section 3.6  Absence of Certain Changes or Events. Since April 30, 2000, other than as set forth on the Target Disclosure Schedule, Target has not:

      (a) suffered any change that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Target;

      (b) suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Target;

      (c) granted or agreed to make any increase in the compensation payable or to become payable by Target to its officers or employees;

      (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Target or declared any direct or indirect redemption, retirement, purchase or other acquisition by Target of such shares (other than the repurchase of shares of Target Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

      (e) issued any shares of capital stock of Target or any warrants, rights, options or entered into any commitment relating to the shares of Target, except for the issuance of shares of Target capital stock pursuant to the exercise of Target Options and Target Warrants listed in the Target Disclosure Schedule and the conversion of outstanding Target Preferred Stock;

      (f)  made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

      (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property with an individual net book value in excess of $5,000;

      (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset;

      (i)  permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 3.7);

      (j)  made any capital expenditure or commitment individually in excess of $10,000 (with the aggregate of all such capital expenditures and commitments during such period not exceeding $750,000);

      (k) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or stockholders or any affiliate of any of the foregoing;

      (l)  made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Target Disclosure Schedule; or

      (m) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations of Target contained in this Agreement.

    Section 3.7  Title and Related Matters. Target has good and valid title to all its properties, interests in properties and assets, real and personal, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and minor imperfections of and encumbrances on title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The equipment of Target used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Target and (ii) in good operating condition and repair, ordinary wear and tear excepted. All personal property leases to which Target is a party are valid, binding, enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the knowledge of Target, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. The Target Disclosure Schedule contains a description of all items of personal property with an individual net book value in excess of $5,000 and real property leased or owned by Target, describing its interest in said property. True and correct copies of Target's real property and personal property leases have been provided to Acquiror or its representatives.

    Section 3.8  Proprietary Rights.

      (a) Target owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in the conduct of Target's business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of Target's World Wide Web sites (including www.egroups.com and the other domain names listed in the Target Disclosure Schedule) or any product which has been or is being distributed or sold by Target or currently is under development by Target or has previously been under development by Target (collectively, including such Web sites, the "Target Products"), free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights) (all of which rights are referred to as "Target Proprietary Rights"). The Target Disclosure Schedule contains an accurate and complete (i) list of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the Target Products or otherwise included in the Target Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Target Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that Target is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Target Products

  (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the "Third Party Technology") and (iii) list of all licenses and other agreements with third parties relating to any material information, compilations, data lists or databases that Target is licensed or otherwise authorized by such third parties to use, market, disseminate distribute or incorporate in Target Products. All of Target's patents, copyrights, trademarks, trade names or Internet domain name registrations related to or in the Target Products are valid and in full force and effect, and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or, to Target's knowledge, threatened against Target (and Target is not aware of any claims which are likely to be asserted or threatened against Target or which have been asserted or threatened against others relating to Target Proprietary Rights or Target Products) by any person challenging Target's use, possession, manufacture, sale or distribution of Target Products under any Target Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person's or entity's privacy, personal or confidentiality rights. Target knows of no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Target of any of the Target Products. None of the Target Products nor the use or exploitation of any Target Proprietary Rights in Target's current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and Target has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

      (b) Target has not granted any third party any right to reproduce, distribute, market or exploit any of the Target Products or any adaptations, translations, or derivative works based on the Target Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology and no third party has any express right to reproduce, distribute, market or exploit any works or materials of which any of the Target Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

      (c) All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Target Products at any stage of their development (the "Target Components") were written, developed and created solely and exclusively by employees of Target without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Target by means of valid and enforceable confidentiality and invention assignment agreements, copies of which have been delivered to Acquiror. Target has at all times used commercially reasonable efforts customary in its industry to treat the Target Proprietary Rights related to Target Products and Target Components as containing trade secrets and has not disclosed or otherwise dealt with such items in a manner intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

      (d) To Target's knowledge, no employee, contractor or consultant of Target is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Target or, to Target's knowledge, any other party because of the nature of the business conducted by Target or proposed to be conducted by Target. The Target Disclosure Schedule lists all employees, contractors and consultants who have participated in any way in the development of any material portion of the Target Products or the Target Proprietary Rights.

      (e) Each person presently or previously employed by Target (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to Acquiror or its representatives.

      (f)  No product liability or warranty claims have been communicated in writing to or threatened against Target.

      (g) To Target's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Target Proprietary Rights, or any Third Party Technology to the extent licensed by or through Target, by any third party, including any employee, former employee or independent contractor of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Target Proprietary Rights.

      (h) Target has taken all steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation by Target or, to the best knowledge of Target, by another party pursuant to rights granted to it by Target, of Confidential Information owned by Target to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation by Target of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

    Section 3.9  Employee Benefit Plans.

      (a) The Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Target as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Target (together, the "Target Employee Plans").

      (b) Target has delivered to Acquiror or its representatives a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

      (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

      (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the temporary regulations thereunder.

      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

      (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

    Section 3.10  Bank Accounts. The Target Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Target maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

    Section 3.11  Contracts.

      (a) Except as identified on Schedule 3.11(a) of the Target Disclosure Schedules:

         (i) Target has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Target of any Target Products or Target Proprietary Rights. Without limiting the foregoing, except as set forth on the Target Disclosure Schedule, Target has not granted to any third party (including, without limitation, original equipment manufacturers ("OEMs") and site-license customers) any rights to reproduce, manufacture or distribute any of the Target Products, nor has Target granted to any third party any exclusive rights of any kind (including, without limitation, exclusivity with regard to categories of advertisers on Target's World Wide Web site, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Target Products), nor has Target granted any third party any right to market any of the Target Products under any private label or "OEM" arrangements, nor has Target granted any license of any Target trademarks or service marks.

        (ii) Target has no Third Party Licenses.

        (iii) Target has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Target (including, without limitation, any advertising or revenue sharing arrangement).

        (iv) Target has no outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which Target has allowed third parties to advertise on or otherwise be included in Target's World Wide Web sites).

        (v) Target has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers.

        (vi) Target has no employment agreements. Target also has no independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days' notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

       (vii) Target has no currently effective collective bargaining or union agreements, contracts or commitments.

       (viii) Target is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

        (ix) Target has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

        (x) Target has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Target of any sum.

        (xi) Target has no agreements pursuant to which Target has agreed to manufacture for, supply to or distribute to any third party any Target Products or Target Components.

    The agreements, documents and instruments set forth on the Target Disclosure Schedule are referred to herein as "Material Contracts". True and correct copies of each document or instrument listed on the Target Disclosure Schedule pursuant to this Section 3.11(a) have been provided to Acquiror or its representatives.

      (b) All of the Material Contracts listed on the Target Disclosure Schedule are valid, binding, in full force and effect, and enforceable by Target in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

  No Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of Target, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

      (c) Target is not in default under or in breach or violation of, nor, to Target's knowledge, is there any valid basis for any claim of default by Target under, or breach or violation by Target of, any material provision of any Material Contract. To the knowledge of Target, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract.

      (d) Except as specifically indicated on the Target Disclosure Schedule, none of the Material Contracts provides for indemnification by Target of any third party. No claims have been made or threatened that could require indemnification by Target, and Target has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

    Section 3.12  Orders, Commitments and Returns. All accepted advertising arrangements entered into by Target, and all material agreements, contracts, or commitments for the purchase of supplies by Target, were made in the ordinary course of business. There are no oral contracts or arrangements for the sale of advertising or any other product or service by Target.

    Section 3.13  Compliance With Law. Target and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither Target nor, to Target's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Target has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Target has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for such noncompliances as would not in the aggregate reasonably be expected to have a Material Adverse Effect on Target.

    Section 3.14  Labor Difficulties; No Discrimination.

      (a) Target is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Target actually pending or, to the knowledge of Target, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Target, threatened against Target. To the knowledge of Target, no union organizing activities are taking place with respect to the business of Target. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Target, no claims therefor exist. No collective bargaining agreement that is binding on Target restricts it from relocating or closing any of its operations. Target has not experienced any material work stoppage or other material labor difficulty.

      (b) There is and has not been any claim against Target or its officers or employees, or to Target's knowledge, threatened against Target or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person's employment by Target, nor, to the knowledge of Target, is there any basis for any such claim.

      (c) There are no pending claims against Target or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its Subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target.

    Section 3.15  Trade Regulation. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against Target.

    Section 3.16  Insider Transactions. No affiliate ("Affiliate") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of Target has any interest in any equipment or other property, real or personal, tangible or intangible of Target, including, without limitation, any Target Proprietary Rights or, to the knowledge of Target, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Target Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.

    Section 3.17  Employees, Independent Contractors and Consultants. The Target Disclosure Schedule lists all currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Target is a party. True and correct copies of all such written agreements have been provided to Acquiror or its representatives. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by Target are in compliance in all material respects with applicable federal, state and local laws. Also shown on the Target Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by, or performing contract services for, Target. No bonus or other payment will become due to Target employees or contractors as a result of the Merger.

    Section 3.18  Insurance. The Target Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently or previously held by Target, and all claims made by Target under such policies. To the knowledge of Target, Target has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds in all material respects. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 3.19  Accounts Receivable. Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

    Section 3.20  Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such). To Target's knowledge, no circumstances exist that could reasonably be expected to result in a claim against Target as a result of the conduct of Target's business (including, without limitation, any claim of infringement of any intellectual property right). The matters described in this Section 3.20 include, but are not limited to, those arising under any applicable federal, state and local laws, regulations and agency interpretations of the same relating to the collection and use of user information gathered in the course of the Company's operations.

    Section 3.21  Governmental Authorizations and Regulations. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest, and all of such authorizations are in full force and effect.

    Section 3.22  No Other Investments. Except for its ownership of the capital stock of the Subsidiaries identified on Schedule 3.2(d) of the Target Disclosure Schedule, Target does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and Target does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

    Section 3.23  Compliance with Environmental Requirements. Target has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Target and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, except where the failure to obtain such authorizations could not be reasonably expected to have a Material Adverse Effect. Target is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations. There are no conditions, circumstances, activities, practices, incidents, or actions known to Target which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Target, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

    Section 3.24  Corporate Documents. Target has furnished to Acquiror or its representatives: (a) copies of its Certificate of Incorporation and Bylaws, as amended to date; (b) its minute book containing consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Target setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Target are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.

    Section 3.25  No Brokers. Neither Target nor, to Target's knowledge, any Target stockholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

    Section 3.26  Pooling of Interests. To Target's knowledge after consultation with its independent auditors, neither Target nor any of its Affiliates has taken or agreed to take any action which would prevent

Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 3.27  Advertisers, Customers and Suppliers. As of the date hereof, no advertiser or other customer which individually accounted for more than 2% of Target's gross revenues during the 12-month period preceding the date hereof, and no material supplier of Target, has canceled or otherwise terminated prior to the expiration of the contract term, or, to the Target's knowledge, made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after December 31, 1999 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its contractual relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly (i) breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier or Target.

    Section 3.28  Target Action. The Board of Directors of Target, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and advisable to and in the best interests of Target and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law, and (iii) directed that this Agreement and the Merger be submitted to Target stockholders for their approval and resolved to recommend that Target stockholders vote in favor of the approval of this Agreement and the Merger.

    Section 3.29  Offers. Target has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.6) with parties other than Acquiror.

    Section 3.30  Privacy Laws and Policies Compliance. Target has complied with all applicable federal, state and local laws, and regulations relating to the collection and use of user information gathered in the course of Target's operations, and Target has at all times complied in all material respects with all rules, policies and procedures established by Target from time to time with respect to the foregoing.

    Section 3.31  Disclosure. No statements by Target contained in this Agreement, its exhibits and schedules nor in any of the certificates required to be delivered by Target to Acquiror or Sub under this Agreement or in Target's registration statement on Form S-1 filed with the SEC on March 23, 2000 ("Target's Form S-1") contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Target has disclosed to Acquiror all material information relating specifically to the operations and business of Target as of the date of this Agreement or the transactions contemplated by this Agreement.

    Section 3.32  Hearing Notice and Information Statement; Registration Statement; Proxy Statement/ Prospectus. The information relating to Target included in (i) the notice sent to the stockholders of Target pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing held by the California Commissioner of Corporations (the "Commissioner") to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "Hearing"), (ii) the application for permit filed with the Commissioner in connection with the Hearing (the "Permit Application") and (iii) the information statement mailed to stockholders of Target in connection with the transactions contemplated hereby (the "Information Statement") shall not, at the time the Hearing Notice is mailed to stockholders of Target, at the time the Information Statement is mailed to stockholders of Target and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Target included in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC if the Permit is not issued (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Target included in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Target which should be set forth in an amendment to the (x) Hearing Notice, the Permit Application or the Information Statement or (y) the Registration Statement or the Proxy Statement, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information relating to Acquiror which is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

    Acquiror and Sub jointly and severally represent and warrant to Target that, except as disclosed in a filing with the Securities and Exchange Commission (the "SEC"), the statements contained in this Article  IV are true and correct.

    Section 4.1  Organization of Acquiror and Sub. Each of Acquiror and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Acquiror or Sub. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding, duly paid and nonassessable and are owned by Acquiror free and clear of all liens, charges and encumbrances.

    Section 4.2  Valid Issuance of Acquiror Common Stock. The shares of Acquiror's Common Stock, par value of $0.001 per share ("Acquiror Common Stock"), to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

    Section 4.3  Authority; No Conflict; Required Filings and Consents.

      (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub. This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, a valid and binding obligation of Acquiror or Sub, enforceable against Acquiror or Sub, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered.

      (b) The execution and delivery by Acquiror or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

      (c) Neither the execution and delivery of this Agreement by Acquiror or Sub or the Transaction Documents to which Acquiror or Sub is or will become a party or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under applicable Antitrust Laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

    Section 4.4  SEC Filings; Financial Statements.

      (a) Acquiror has filed with the SEC and made available to Target or its representatives all forms, reports and documents required to be filed by Acquiror with the SEC since June 30, 1999 (collectively, the "Acquiror SEC Reports"). The Acquiror SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror SEC Reports or necessary in order to make the statements in such Acquiror SEC Reports, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the financial statements (including, in each case, any related notes) contained in the Acquiror SEC Reports, including any Acquiror SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Acquiror and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    Section 4.5  Pooling of Interests. To Acquiror's knowledge after consultation with its independent accountants, neither Acquiror nor any of its affiliates has taken or agreed to take any action which would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 4.6  Interim Operations of Sub. Sub was formed by Acquiror solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Acquiror, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

    Section 4.7  Stockholders Consent. No consent or approval of the stockholders of Acquiror is required or necessary for Acquiror to enter into this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

    Section 4.8  Hearing Notice and Information Statement; Registration Statement; Proxy Statement/ Prospectus. The information relating to Acquiror included in (i) the Hearing Notice concerning the Hearing, (ii) the Permit Application and (iii) the Information Statement shall not, at the time the Hearing Notice is mailed to stockholders of Target, at the time the Information Statement is mailed to stockholders of Target and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating Acquiror included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, The information relating Acquiror included in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror which should be set forth in any amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror will promptly inform Target. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information relating to Target which is contained in any of the forgoing documents.

ARTICLE V

PRECLOSING COVENANTS OF TARGET

    Section 5.1  Fairness Hearing and Permit. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Acquiror shall file with the Commissioner, the Permit Application and a request for the Hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement and the Merger Agreement pursuant to Section 25142 of the California Corporate Securities Laws of 1968, as amended. As soon as permitted by the Commissioner, Target shall mail the Hearing Notice to all stockholders of Target entitled to receive such notice under Delaware Law. Target and Acquiror will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, each party shall promptly inform the other of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement. The Information Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger Agreement and the Merger and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. If the Commissioner informs Acquiror or Target of its determination not to (A) grant the Hearing, (B) permit the mailing of the Notice of Hearing or (C) issue the Permit, Target and Acquiror shall prepare, and Acquiror shall file with the SEC the Registration Statement, which shall comply in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Acquiror will notify Target promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information and will supply Target with copies of all correspondence between Acquiror or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or any other filing, each party shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement. The Proxy Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger Agreement and the Merger and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger are fair and reasonable to stockholders of Target. As soon as practicable following the execution of this Agreement, Target shall take all necessary action to cause Target's Form S-1 to be withdrawn from registration with the SEC.

    Section 5.2  Approval of Target Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting or to secure the written consent of its stockholders, in each case, within 30 days of the issuance of the Permit or the effectiveness of the Registration Statement, as applicable. Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror. Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

    Section 5.3  Advice of Changes. Target will promptly advise Acquiror in writing of any event known to Target occurring subsequent to the date of this Agreement which would, or would be reasonably likely to, render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

    Section 5.4  Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Target agrees (except to the extent that Acquiror shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of business of Target. Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror:

      (a) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule;

      (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

      (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Target Common Stock issuable upon exercise of Target Options or Target Warrants, which are outstanding on the date of this Agreement or (B) shares of Target Common Stock issuable upon conversion of shares of Target Preferred Stock or (ii) the repurchase of shares of Target Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

      (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

      (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Target, except in the ordinary course of business;

      (f)  (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) except as set forth on the Target Disclosure Schedule, grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

      (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

      (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in excess of $25,000, other than trade payables incurred in the ordinary course of business;

      (i)  amend or propose to amend its Certificate of Incorporation or Bylaws;

      (j)  incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate or in excess of $25,000 as to any individual matter;

      (k) lease, license, sell, transfer or encumber or permit to be encumbered any asset, Target Proprietary Right or other property associated with the business of Target (including sales or transfers to Affiliates of Target);

      (1) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

      (m) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

      (n) change accounting methods;

      (o) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

      (p) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

      (q) waive or release any material right or claim, except in the ordinary course of business;

      (r) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of Target or Acquiror;

      (s) take any action or fail to take any action that would have a Material Adverse Effect on Target;

      (t)  enter into any agreement outside of the ordinary course of business in which the obligation of Target exceeds $5,000 or shall not terminate or be subject to termination for convenience within 60 days following execution;

      (u) enter into any agreement (including without limitation any material licenses to information or databases, any OEM agreements, any exclusive agreements of any kind, or any agreements providing for obligations that would extend beyond 60 days of the date of this Agreement) not in the ordinary course of business;

      (v) extend any offers of employment to potential employees, consultants or independent contractors or involuntarily terminate the employment of any existing employees, consultants or independent contractors (other than for cause); or

      (w) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (v) above, or any action which is reasonably likely to make any of Target's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

All communications from Target to Acquiror requesting waivers with respect to the provisions of this Section 5.4 shall be directed to Richard Riley at Acquiror's address set forth at Section 11.2(a) of this Agreement. All such requests for waivers shall be promptly considered in good faith by Acquiror whose consent with respect thereto shall not be unreasonably withheld.

    Section 5.5  Access to Information. Until the Closing, Target shall allow Acquiror and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Target shall cause its accountants to cooperate with Acquiror and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

    Section 5.6  Satisfaction of Conditions Precedent. Target will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target shall use its best efforts to obtain any and all consents necessary with respect to those Material Contracts listed on Schedule 5.6 of the Target Disclosure Schedule required to consummate the Merger (the "Material Consents").

    Section 5.7  Other Negotiations. Following the date hereof and until termination of this Agreement pursuant to Section 9.1, Target will not (and it will not permit any of its officers, directors, employees, representatives (including, without limitation, accountants, attorneys, investment bankers or investors) agents and Affiliates on its behalf directly or indirectly through another person to) take any action to solicit, initiate, seek, encourage or support or take any other action designed to facilitate any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of Target, any merger or consolidation with or involving Target, or any acquisition of any material portion of the stock or assets of Target or any material license of Target Proprietary Rights (any of the foregoing being referred to in this Agreement as an "Acquisition Transaction") or enter into an agreement concerning any Acquisition Transaction with any party other than Acquiror. If between the date of this Agreement and the termination of this Agreement pursuant to Section 9.1, Target receives from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, Target shall (i) notify Acquiror immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and (ii) notify such third party of Target's obligations under this Agreement; provided, however, that the foregoing shall not be construed so as to require Target to breach any non-disclosure agreements entered into prior to June 1, 2000.

    Section 5.8  Termination of Lease or Qualified Sublease. As soon as practicable following the execution of this Agreement, Target shall use its best efforts to (i) cause the 555 Market Street Lease Agreement to be terminated in all respects at a cost to Target in an amount less than $8,644,000 or (ii) enter into a Qualified Sublease.

ARTICLE VI

PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

    Section 6.1  Advice of Changes. Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

    Section 6.2  Reservation of Acquiror Common Stock. Acquiror shall prior to the Effective Time reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon consummation of the Merger.

    Section 6.3  Satisfaction of Conditions Precedent. Acquiror and Sub will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

    Section 6.4  Stock Options.

      (a) At the Effective Time, each outstanding Target Option under the Target Option Plan, whether vested or unvested, shall be assumed by Acquiror and deemed to constitute an option (an "Acquiror Option") to acquire, on the same terms and conditions as were applicable under the Target Option, the same number of shares of Acquiror Common Stock as the holder of such Target Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by (ii) the number of full shares of Acquiror Common Stock deemed purchasable pursuant to such Acquiror Option in accordance with the foregoing; provided, however, that, in the case of any Target Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. In connection with the assumption by Acquiror of the Target Options pursuant to this Section 6.4(a), Target shall be deemed to have assigned to Acquiror, effective at the Effective Time, Target's right to repurchase unvested shares of Target Common Stock issuable upon the exercise of the Target Options or previously issued upon the exercise of options granted under the Target Option Plan, in accordance with the terms of the Target Option Plan and the related stock option agreements and stock purchase agreements entered into under the Target Option Plan.

      (b) As soon as practicable after the Effective Time, Acquiror shall deliver to the participants in the Target Option Plan appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Target Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4 after giving effect to the Merger). Acquiror shall comply with the terms of the Target Option Plan and the parties intend that, to the extent required by, and subject to the provisions of, such Target Option Plan and Sections 422 and 424(a) of the Code, that Target Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time, and this provision shall be interpreted consistent with that intent.

      (c) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Target Options assumed in accordance with this Section 6.4. As soon as practicable after the Effective Time and in any event no later than 45 days after the Closing Date, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Acquiror Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    Section 6.5  Nasdaq National Market Listing. Acquiror will cause the shares of Acquiror Common Stock issuable to the stockholders of Target in the Merger and to the holders of Target Options to be assumed by Acquiror in the Merger to be authorized for listing on the Nasdaq National Market.

    Section 6.6  Certain Employee Benefit Matters. From and after the Effective Time, employees of Target at the Effective Time will be provided with employee benefits by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror to its similarly situated employees. If any employee of Target becomes a participant in any employee benefit plan, program, policy or arrangement of Acquiror, such employee shall be given credit for all service prior to the Effective Time with Target to the extent permissible under such plan, program, policy or arrangement.

    Section 6.7  Director and Officer Liability. For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees and agents of Target in respect of acts and omissions occurring on or prior to the Effective Time to the extent required by Target's Certificate of Incorporation and Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

ARTICLE VII

OTHER AGREEMENTS

    Section 7.1  Confidentiality. Each party acknowledges that Acquiror and Target have previously executed a Mutual Non-Disclosure Agreement dated as of May 26, 2000 (the "Confidentiality Agreement"), which agreement shall continue in full force and effect in accordance with its terms.

    Section 7.2  No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided,however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law; and provided further, however, that following execution of this Agreement or consummation of the Merger, Acquiror may make a public announcement regarding the Merger and the integration of Target's business into that of Acquiror. The parties have agreed upon the form and substance of a press release to be issued by Acquiror announcing the Merger and the execution of this Agreement.

    Section 7.3  Regulatory Filings; Consents; Reasonable Efforts.

      (a) Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective reasonable good faith efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act, the Securities Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act and any other applicable Antitrust Law; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

      (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Acquiror nor Target shall be obligated to litigate or contest any administrative or judicial action or proceeding or any Order beyond September 30, 2000. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

      (c) Notwithstanding anything to the contrary in Section 7.3(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or (ii) Target shall not be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

      (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target.

    Section 7.4  Pooling Accounting. Target and Acquiror shall each use reasonable good faith efforts, and shall each use its reasonable good faith efforts to cause its respective Affiliates, to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to cause such treatment to be accepted by the SEC. Neither Target nor Acquiror shall take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests. Consistent with the foregoing, Target agrees that, to the extent it is determined that any of its employees, directors or stockholders will receive payments in connection with the Merger that would result in an excise tax to the recipient pursuant to Section 4999 of the Code and result in a nondeductible expense to Target pursuant to Section 280G of the Code, it will not seek the approval of its stockholders to exempt the payments from such excise tax. Schedule 7.4 sets forth those persons who, in Target's reasonable judgment are or may, at any time prior to the Closing Date, be "affiliates" of Target within the meaning of the SEC's Accounting Releases Nos. 130 and 135 (the "Target Affiliates"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its commercially reasonable efforts to deliver or cause to be delivered to Acquiror on or prior to the Closing from each of the Target Affiliates an executed Affiliate Agreement.

    Section 7.5  Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    Section 7.6  Escrow Agreement. On or before the Effective Time, Acquiror shall, and the parties hereto shall exercise their reasonable good faith efforts to cause the Escrow Agent (as defined in

Section 10.2) and the Stockholders' Agents (as defined in Section 10.9), to enter into an Escrow Agreement in substantially the form attached hereto as Exhibit E.

    Section 7.7  FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

    Section 7.8  Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its reasonable good faith efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

    Section 7.9  Other Filings. As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Other Filings, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to stockholders of Target, such amendment or supplement.

    Section 7.10  Qualification of Merger as a Reorganization. It is the intent of the parties to this Agreement that the Merger qualify as a reorganization under Section 368(a) of the Code, and each of Acquiror, Sub, the Target and the Surviving Corporation covenants and agrees not to take any position on any Return or report relating to Taxes inconsistent with such intent. Each of Acquiror, Sub, the Target and the Surviving Corporation agrees not to take any action either before or after the Effective Time that could reasonably be expected to cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

ARTICLE VIII

CONDITIONS TO MERGER

    Section 8.1  Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. The stockholders of Target entitled to vote on or consent to this Agreement and the Merger in accordance with Delaware Law and, to the extent, applicable, California Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger.

      (b) Approvals. Other than the filing provided for by Section 1.1(b), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, including those contemplated by the HSR Act and the other applicable Antitrust Laws, shall have been filed, occurred or been obtained.

      (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of Target by Acquiror after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (d) Issuance of Permit or Effectiveness of Registration Statement. Either the Permit shall have been issued by the Commissioner or the SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Permit or Registration Statement, as the case may be, or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Permit or Registration Statement, as the case may be, shall have been initiated or threatened by the SEC or the Department of Corporations, as the case may be; and all requests for additional information on the part of the SEC or the Department of Corporations, as the case may be, shall have been complied with to the reasonable satisfaction of the parties hereto.

      (e) Nasdaq National Market. The shares of Acquiror's Common Stock to be issued in the Merger and pursuant to exercise of assumed Target Options shall have been approved for quotation on the Nasdaq National Market.

      (f)  Tax Opinion. Acquiror and Target shall each have received the written opinion dated the Closing Date from its respective tax counsel (Venture Law Group, A Professional Corporation, and Perkins Coie LLP, respectively) in the form and substance reasonably satisfactory to it, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror, Sub and Target. Target and Acquiror and Sub shall execute and deliver to Perkins Coie LLP and Venture Law Group, A Professional Corporation, certificates substantially in the form attached hereto as Exhibits G-1 and G-2, respectively, at such time or times as reasonably requested by Perkins Coie LLP and Venture Law Group, A Professional Corporation, in connection with the delivery of the opinion contemplated herein.

    Section 8.2  Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

      (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects, taken in the aggregate, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

      (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer of Target to such effect.

      (c) Blue Sky Laws. Acquiror shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

      (d) Dissenting Stockholders. Holders of not more than five percent (5%) of Target's issued and outstanding capital stock as of the Closing shall have elected to exercise appraisal rights under Delaware Law or California Law, as the case may be, as to such shares.

      (e) Escrow Agreement. The Escrow Agent and Stockholders' Agents shall have executed and delivered to Acquiror the Escrow Agreement and such agreement shall remain in full force and effect.

      (f)  Noncompetition Agreements. Each of the Noncompetition Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

      (g) Stockholders Agreements. Each of the holders of Target Common Stock and Target Preferred Stock as of the Closing Date shall have executed and delivered to Acquiror a Stockholders Agreement and such agreements shall remain in full force and effect.

      (h) Affiliate Agreements. Each of the Target Affiliates identified on Schedule 7.4 shall have executed and delivered to Acquiror an Affiliate Agreement and such agreement shall remain in full force and effect.

      (i)  Opinion of Target's Counsel. Acquiror shall have received an opinion dated the Closing Date of Perkins Coie, counsel to Target, as to the matters in the form attached hereto as Exhibit F.

      (j)  Approvals. All authorizations, consents (including the Material Consents), or approvals of, or notifications to any third party, required by Target's contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained.

      (k) Employees. None of the employees listed on Schedule 8.2(k)-1, and not more than two of the employees listed on Schedule 8.2(k)-2, shall have ceased to be employed by Target or expressed an intention to terminate his or her employment with Target or to decline to accept employment with Acquiror.

      (l)  Termination of Lease or Qualified Sublease. Acquiror shall have received written evidence to its satisfaction that the 555 Market Street Lease Agreement shall have been terminated in all respects with no continuing obligation of Target thereunder and shall have received a written release of all claims with respect to such lease, in form reasonably satisfactory to Acquiror, executed by the Landlord in favor of Target, or, alternatively, Target shall have entered into a Qualified Sublease.

      (m) Board Resignations. Target shall have received written letters of resignation from the Target Board of Directors from each of the current members of such Board, in each case effective at the Effective Time.

      (n) Pooling Letters. Acquiror shall have received from PricewaterhouseCoopers LLP, independent accountants for Acquiror, a letter dated as of the Closing Date (which may contain customary qualifications and assumptions), to the effect that PricewaterhouseCoopers LLP concurs with Acquiror's management's conclusion that Acquiror may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16; and Target shall have received from Ernst & Young LLP, independent accountants for Target, a letter dated as of the Closing Date (which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with Target's management's conclusion that no conditions exist related to Target that would preclude Acquiror from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

      (o) Conversion of Target Preferred Stock. Each issued and outstanding share of Target Preferred Stock shall have been converted into shares of Target Common Stock in accordance with Target's Certificate of Incorporation, and each holder of Target Preferred Stock shall have waived prior notice of the consummation of the Merger.

      (p) Termination of Target Agreements. Target's Amended and Restated Investors' Rights Agreement dated December 14, 1999 and the Second Amended and Restated Voting Agreement dated December 14, 1999 each shall have been terminated.

      (q) Termination of 401(k) Plan. Target shall have terminated Target's 401(k) Plan effective at least one day prior to the Closing Date and no further contributions shall have been made to the 401(k) Plan. Target shall have provided to Acquiror (i) executed resolutions of the board of directors of Target authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

      (r) Schedule of Transaction Expenses. Target shall have delivered to Acquiror an itemized schedule setting forth the aggregate amount of Transaction Expenses (as defined in Section 9.3(b) hereof) incurred, or to be incurred, by Target through the Closing Date (such amount being, the "Aggregate Transaction Expenses").

      (s) Withdrawal of Registration Statement. Target shall have taken all steps necessary to cause Target's Form S-1 to have been withdrawn from registration with the SEC.

      (t)  Confidentiality Agreements. Each current employee of, and contractor and consultant to, Target or one its Subsidiaries identified on Schedule 3.8(e) of the Target Disclosure Schedule as failing to have entered into prior to the date hereof a confidentiality, non-disclosure and proprietary inventions assignment agreement in the form of agreement previously provided to Acquiror or its representatives shall have entered into such an agreement with Target.

  (u)
  Exercise of Target Warrants. Each of the issued and outstanding Target Warrants shall have been exercised prior to the Effective Time and no Target Warrants shall remain outstanding at such time.

    Section 8.3  Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

      (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in this Agreement shall be true and correct in all material respects, taken in the aggregate, as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Target shall have received a certificate signed on behalf of Acquiror by the chief financial officer of Acquiror to such effect.

      (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief financial officer of Acquiror to such effect.

      (c) Opinion of Acquiror's Counsel. Target's stockholders shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Acquiror and Sub, as to the matters in the form attached hereto as Exhibit I.

  ARTICLE IX

  TERMINATION AND AMENDMENT

    Section 9.1  Termination. This Agreement may be terminated at any time prior to the Effective Time:

      (a) by mutual written consent of Acquiror and Target;

      (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

      (c) by Acquiror or Target, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;

      (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before September 30, 2000 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement or Acquiror's failure to fulfill a condition precedent to closing or other default); provided, however, that if the failure of such condition precedent is due to a request for additional information from a Governmental Entity pursuant to the HSR Act or any other applicable Antitrust Law, such date shall be automatically extended to the 90th day following acknowledgment by such Governmental Entity that Acquiror and Target have complied with such request, but in no event shall such date be later than December 31, 2000; and provided further, however, that if for any reason the Commissioner shall not issue the Permit and the parties instead shall file the Registration Statement with the SEC pursuant to Section 5.1, such date shall be automatically extended to December 31, 2000.

      (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before September 30, 2000 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement or Target's failure to fulfill a condition precedent to closing or other default); provided, however, that if the failure of such condition precedent is due to a request for additional information from a Governmental Entity pursuant to the HSR Act or any other applicable Antitrust Law, such date shall be automatically extended to the 90th day following acknowledgment by such Governmental Entity that Acquiror and Target have complied with such request, but in no event shall such date be later than December 31, 2000; and provided further, however, that if for any reason the Commissioner shall not issue the Permit and the parties instead shall file the Registration Statement with the SEC pursuant to Section 5.1, such date shall be automatically extended to December 31, 2000; and

      (f)  by Acquiror, by giving written notice to Target, if the required approvals of the stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of stockholders, duly convened therefor or at any adjournment thereof.

    Section 9.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

    Section 9.3  Fees and Expenses.

      (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Target has submitted a budget to Acquiror for completion of the Merger. Target shall use its best efforts to consummate the Merger within such budget and shall not enter into any agreement inconsistent with such budget.

      (b) If the Merger is consummated, all legal, accounting, investment banking, broker's and finder's fees and expenses incurred by Target or its stockholders in connection with the Merger (the "Transaction Expenses") shall be deemed expenses of the stockholders of Target, and shall be treated as a reduction in the Total Consideration Shares and borne by the stockholders of Target as provided in Section 2.1(c)(ii) and this Section 9.3(b). Any Transaction Expenses incurred by Target after the Effective Time in excess of the amount of Aggregate Transaction Expenses set forth on the itemized schedule delivered by Target to Acquiror pursuant to Section 8.2(r) hereof shall be recoverable from the Escrow Fund (as defined in Section 10.2) as Damages (as defined in Section 10.1).

  ARTICLE X

  ESCROW AND INDEMNIFICATION

    Section 10.1  Indemnification. From and after the Effective Time and subject to the limitations contained in Section 10.2, the Former Target Stockholders will, severally but not jointly and pro rata up to but not exceeding their Pro Rata Portion, indemnify Acquiror, Acquiror's current and future affiliates (including the Surviving Corporation), the respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities (collectively, the "Indemnified Parties") and hold the Indemnified Parties harmless against any loss, expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that the Indemnified Parties have incurred by reason of the breach or alleged breach by Target of any representation, warranty, covenant or agreement of Target contained in this Agreement or in the certificates to be delivered pursuant to Sections 8.2(a) and 8.2(b) (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained in or incorporated directly or indirectly in such representation, warranty, covenant or agreement and without giving effect to any update to the Target Disclosure Schedules delivered by Target to Acquiror prior to Closing). In addition, Target shall indemnify and hold the Indemnified Parties harmless against (i) any amount payable out of the Escrow Fund pursuant to Section 9.3(b) in connection with excess Aggregate Transaction Expenses; (ii) any cash amounts or other value transfers paid or payable by Target in excess of $8,644,000 in connection with or as a result of the termination of the 555 Market Street Lease Agreement; (iii) any Damages incurred following the Effective Time by any Indemnified Party in connection with or as a result of the pending claim by France Telecom against Target or a Subsidiary of Target identified on Schedule 3.20 of the Target Disclosure Schedule and (iv) to the extent that Target shall choose to enter into a Qualified Sublease prior to the Effective Time, any cash amounts or other value transfers paid or payable by Target in connection with or as a result of the Qualified Sublease (other than the remitting to the Landlord of a portion of any net profits realized by Target in connection with the subleasing arrangement pursuant to the terms of the 555 Market Street Lease Agreement) and any Damages incurred following the Effective Time through the Escrow Period by any Indemnified Party in connection with the Qualified Sublease. Acquiror, Target and Sub acknowledge and agree, and the Former Target Shareholders, by their adoption of this Agreement, agree that notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, such indemnification under this Article X shall be the sole and exclusive remedy for any such claim of breach by Target and with respect to those matters noted in the immediately preceding sentence, except in those cases involving fraud or intentional breach on the part of Target.

    Section 10.2  Escrow Fund. As security and the sole and exclusive recourse for the indemnities in Section 10.1 and the reimbursement obligations contemplated by Section 9.3(b), as soon as practicable after the Effective Time, the Escrow Shares shall be deposited with U.S. Bank Trust, National Association (or such other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund (the "Escrow Fund") and to be governed by the terms set forth in this Article X and in the Escrow Agreement.

    Section 10.3  Damage Threshold. Notwithstanding the foregoing, the Former Target Stockholders shall have no liability under Section 10.1 and Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.5 below) for an aggregate amount of Acquiror's Damages in excess of $200,000 has been delivered to the Stockholders' Agents and to the Escrow Agent; provided, however, that after an Officer's Certificate or Certificates for an aggregate of $200,000 in Damages has been delivered, Acquiror shall be entitled to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer's Certificate or Certificates; and provided further, however, that $200,000 threshold amount contemplated by this Section 10.3 shall not be applicable to claims made against the Escrow Fund pursuant to clauses (i), (ii) or (iv) of Section 10.1 above, which claims shall be subject to indemnification and reimbursement on a first dollar basis, but shall be applicable to claims made pursuant to clause (iii) of Section 10.1 above.

    Section 10.4  Escrow Periods. The Escrow Fund shall terminate upon the first anniversary date of the Closing Date (the period from the Closing Date to the first anniversary of the Closing Date referred to as the "Escrow Period"), provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Agents and the subsequent resolution of the matter in the manner provided in Section 10.8, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Stockholders' Agents prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

    Section 10.5  Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer's Certificate"):

         (i) Stating the aggregate amount of Acquiror's Damages or an estimate thereof, in each case to the extent known or determinable at such time; and

        (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 10.3 and 10.8 hereof and of the Escrow Agreement, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 10.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time.

    Section 10.6  Valuation. For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the value per share of the Escrow Shares which shall be released to Acquiror in respect of a claim for Damages shall be the Average Stock Price.

    Section 10.7  Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agents (as defined in Section 10.9 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 10.4 unless the Escrow Agent shall have received written authorization from the Stockholders' Agents to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 10.4, provided that no such delivery may be made if the Stockholders' Agents shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

    Section 10.8  Resolution of Conflicts.

      (a) In case the Stockholders' Agents shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agents. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agents and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agents and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.

      (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agents may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders' Agents (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.4, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

    Section 10.9  Stockholders' Agents.

      (a) Gayle Crowe and Peter Mills shall be constituted and appointed as agents (the "Stockholders' Agents") for and on behalf of the Former Target Stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agents for the accomplishment of the foregoing. All actions of the Stockholders' Agents shall be taken jointly, not individually. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agents, and the Stockholders' Agents shall receive no compensation for services. Notices or communications to or from the Stockholders' Agents shall constitute notice to or from each of the Former Target Stockholders.

      (b) The Stockholders' Agents shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Target Stockholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Stockholders' Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agents and arising out of or in connection with the acceptance or administration of their duties hereunder under this Agreement or the Escrow Agreement.

      (c) The Stockholders' Agents shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target's and Acquiror's officers and employees for purposes of performing their duties and exercising their rights under this Article X, provided that the Stockholders' Agents shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

    Section 10.10  Actions of the Stockholders' Agents. A decision, act, consent or instruction of the Stockholders' Agents shall constitute a decision of all of the Former Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Target Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agents as being the decision, act, consent or instruction of each and every such Former Target Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agents.

    Section 10.11  Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders' Agents of such claim, and the Stockholders' Agents and the Former Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agents, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agents have consented to any such settlement, the Stockholders' Agents shall have no power or authority to object to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement in the amount agreed to.

ARTICLE XI

MISCELLANEOUS

    Section 11.1  Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Target contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the end of the Escrow Period. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall terminate as of the Effective Time, provided that the covenants and agreements contained in Sections 6.5, 6.6, 9.2 and 9.3 shall survive the Closing and shall continue in full force and effect.

    Section 11.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Acquiror or Sub:

Yahoo! Inc.
3420 Central Expressway
Santa Clara, CA 95051
Attention: Senior Vice President, Corporate Development
Fax No: (408) 328-7939
Telephone No: (408) 731-3378
with a copy at the same address to the attention of the General Counsel and
Secretary and with a copy to:
Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
Attention: Steven J. Tonsfeldt
Fax No: (650) 233-8386
Telephone No: (650) 854-4488

      (b) if to Target, to:

eGroups, Inc.
320 Brannan Street
San Francisco, CA 94107
Attention: Chief Executive Officer
Fax No: (415) 546-2855
Telephone No: (415) 546-2700
with a copy to:
Perkins Coie LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Buddy Arnheim
Fax No: (650) 752-6050
Telephone No: (650) 752-6000

    Section 11.3  Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Whenever the words "to the knowledge of Target" or "known to Target" or similar phrases are used in this Agreement, they mean when used in reference to (i) an individual, to the actual knowledge, after reasonable inquiry, of such individual or (ii) a party that is not an individual, to the actual knowledge, after reasonable inquiry, of the directors, officers and employees of such party. All references to "Target" in Articles III, V and VII shall be deemed to be references to Target and its Subsidiaries taken together and all covenants of Target in this Agreement shall, to the extent appropriate, be interpreted to include the commitment on the part of Target to cause its Subsidiaries to perform or refrain from performing the specified action.

    Section 11.4  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 11.5  Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any Target employees) any rights or remedies hereunder.

    Section 11.6  Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law; provided that all matters related to the Merger and all matters of corporate governance of each party hereto shall be governed by the laws of the State of Delaware.. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.2.

    Section 11.7  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Acquiror shall be permitted to assign (i) the rights and obligations of Sub hereunder to another wholly owned subsidiary of Acquiror, and (ii) its rights and obligations hereunder to any successor in interest to it in connection with a transaction involving a change-in-control of Acquiror. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 11.8  Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Target, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 11.9  Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

    Section 11.10  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 11.11  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[Signature Page Follows]

    IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

YAHOO! INC.
By:	/s/ Jeff Mallett
Title:	President & Chief Operating Officer
HERMES ACQUISITION CORPORATION
By:	/s/ Jeff Mallett
Title:	President
EGROUPS, INC.
By:	/s/ Michael Klein
Title:	President and Chief Executive Officer